EXHIBIT 99.1

Green Hygienics Enters into $2,600,000 Equity Transaction with Institutional Investor Ironridge Consumer Co.

Funding to support growth, expansion and development of eco-friendly products, including 100% tree-free bamboo-based product line

CAPE CORAL, FL -- July 29, 2013 - Green Innovations Ltd. (OTCQB: GNIN) (OTCBB: GNIN) ("Green Innovations" or the "Company") today announced that it has settled over $2,600,000 in trade payables, removing these obligations from its balance sheet, in exchange for the issuance of shares of its common stock to Ironridge Consumer Co. ("Ironridge"), an institutional investor specializing in direct equity investments in consumer product companies.

As a result of the transaction, Green Hygienics, Inc., a wholly-owned subsidiary of Green Innovations, has turned strategic payables on the balance sheet into equity. In addition to significantly strengthening the balance sheet, the transaction will enable the Company to focus on increasing sales and its ongoing efforts to develop high-quality eco-friendly products made from sustainable and tree-free resources such as bamboo. 100% of the financing is being used to pay for the Company's cost of goods to supply its customers, allowing Green Innovations to immediately fill growing product demand and creating free cash flow that can be used to drive future growth.

"There is growing consumer demand for earth-friendly biodegradable products like those of Green Innovations,” commented John Kirkland, Managing Director of Ironridge Global Partners. "According to the 2013 Small Business Sustainability Report, growth rates of green product segments are outpacing traditional alternatives. Ironridge Global is very pleased to be able to facilitate putting more of Green Innovations' products on more shelves in more stores. It's good for the company, consumers and the planet."

The marketplace for tissue paper products, diapers, wet wipes, feminine care products, and adult care products, is in excess of $29 billion annually in the United States. According to the 5th Annual Tork Sustainability Study (http://www.torkusa.com/Global/6_North_America/Tork%20Report/Tork%20Report%20Web%202012.pdf), 78% of U.S. consumers now buy green products and services, up from 69% last year. Green Innovations seeks to capitalize on this growing trend to increase its market share and revenues.

"We are encouraged by the marketplace and consumer adoption of eco-friendly products,” stated Philip Rundle, CEO of Green Innovations. "Since our product development and marketing is based on consumer demand, we are in the perfect position to capitalize on these trends. Our partnership with Ironridge provides us with the resources needed to focus on growth."

About Green Innovations Ltd.
Green Innovations Ltd., through its wholly-owned subsidiary Green Hygienics, Inc., is the exclusive licensed North American distributor of American Hygienics Corporation's 100% tree-free bamboo-based product line, including personal care and paper-based goods. The marketplace for tissue paper products, diapers, wet wipes, feminine care products, and adult care products, is in excess of $29 billion annually in the United States.  The Company is committed to providing consumers with quality products that are designed and manufactured to the highest standards in FDA-accepted manufacturing facilities without compromising product performance. Green Innovations is a member of the International Green Energy Council (IGEC) and dedicated to ensuring a more healthy and sustainable planet.

About Ironridge
Ironridge Consumer Co. is a division of Ironridge Global IV, Ltd. that specializes in direct equity investments in the consumer products sector. Ironridge Global Partners is an institutional investor, making direct equity investments in micro-cap public companies. Its Liability for Equity (LIFE) program allows public companies to satisfy trade payables, debts and other liabilities in exchange for unregistered common stock following a Section 3(a)(10) fairness hearing.  Ironridge Global is the industry leader in this innovative financing structure, which substantially reduces the transactional costs and time necessary to complete a financing. Ironridge has entered into more than 50 equity financing transactions since 2011, ranging from under a quarter million to over $15 million each.  Ironridge Global seeks to be a long-term financial partner, assisting public companies in financing growth and expansion by supplying innovative funding solutions and flexible capital. For more information on Ironridge Global Partners, please visit www.IronridgeGlobal.com.

Safe Harbor Statement
This press release contains "forward-looking statements." Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, and specifically references to future potential purchase sales. The reader can identify these forward-looking statements by forward-looking words such as "may," "will," "expect," "potential," "anticipate," "forecast," "believe," "estimate," "project," "plan," "continue" or similar words. The reader should read statements that contain these words carefully because they discuss future expectations, contain projections of future results of operations or of financial condition, or state other forward-looking information. Forward-looking statements include, but are not limited to, statements regarding potential products, customers, revenues, expansion efforts, and future plans and objectives of Green Innovations Ltd. ("Green Innovations"). The risk factors listed in our disclosure documents and the cautionary language on this website provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations and projections described by Green Innovations in its forward-looking statements. Actual results relating to, among other things, product launch, sales, customer acceptance and market share could differ materially from those currently anticipated in such statements. Factors affecting forward-looking statements include: consumer preferences, competition from more established brands, ability to develop market share; changes in the operating costs; changes in economic conditions, foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities that Green Innovations develops or produces; changes in the investments levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Green Innovations operates; technological, mechanical and operational difficulties encountered in connection with Green Innovations' development activities; and labor relation matters and costs. The reader should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Green Innovations from time to time with the Securities and Exchange Commission and other regulatory authorities.

Investor Contact:

Paul Kuntz
RedChip Companies, Inc.
Tel: +1-800-733-2447, ext. 105
paul@redchip.com
http://www.redchip.com